Exhibit 99.1

FirstEnergy Corp.	For Release: August 2, 2011
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5415

FirstEnergy Announces Second Quarter 2011 Earnings
Narrows 2011 Guidance to Upper End of Previous Range

Akron, Ohio – FirstEnergy Corp. (NYSE: FE) today announced second quarter 2011 basic earnings of $0.65 per share of common stock ($0.64 diluted) on a non-GAAP* basis.  These results exclude the impact of special items listed below.  This compares to basic and diluted non-GAAP earnings of $0.82 per share in the second quarter of 2010.

On a GAAP basis, second quarter 2011 basic and diluted earnings were $0.43 per share of common stock on net income of $171 million and revenue of $4.1 billion.  Second quarter 2010 basic and diluted GAAP earnings were $0.87 per share on net income of $256 million, with revenue of $3.1 billion.

“These results are in line with our expectations, and today we are narrowing our 2011 non-GAAP earnings guidance to the upper end of the previous range – to $3.30 to $3.50 per share, from $3.20 to $3.50 per share,” said FirstEnergy President and Chief Executive Officer Anthony J. Alexander.  “We have already made significant progress in realizing benefits from the merger with Allegheny Energy, and we remain confident that we will achieve our 2011 merger targets.”

GAAP to Non-GAAP* Reconciliation

	Second Quarter		Second Half
	2011	2010	2011	2010
Basic Earnings Per Share (GAAP)	$0.43	$0.87	$0.61	$1.38
Excluding Special Items:
Regulatory Charges	0.01	--	0.05	0.08
Trust Securities Impairment	0.01	0.02	0.02	0.04
Income Tax Charge–Retiree Drug Change	--	--	--	0.04
Merger-Related Costs	0.03	0.01	0.36	0.05
Non-Core Asset Sales/Impairments	0.01	--	0.06	0.02
Mark-To-Market Adjustments	0.03	(0.07)	0.05	0.03
Merger Accounting-Commodity Contracts	0.08	--	0.12	--
Litigation Resolution	0.05	(0.01)	0.06	(0.01)
Basic Earnings Per Share (Non-GAAP*)	$0.65	$0.82	$1.33	$1.63

Second quarter 2011 non-GAAP* results benefited from the net accretion from the Allegheny merger, including the impact of shares issued in the merger.  Results were negatively affected by higher maintenance costs for the generation fleet (principally nuclear refueling outage costs), lower commodity margin from FirstEnergy Solutions resulting from unplanned generating unit outages, higher financing costs, and the absence of favorable tax settlements that were achieved last year.

Distribution deliveries, excluding Allegheny Energy deliveries, decreased 1 percent in the quarter.  Usage by industrial customers decreased less than 1 percent, as higher usage in the steel sector was offset by decreased demand in the automotive and refinery industries.  Residential sales decreased slightly, and commercial deliveries decreased 2 percent.

Commodity margins for FirstEnergy Solutions decreased compared to the second quarter of 2010, as higher competitive generation sales were offset by increases in transmission expense, higher purchased power costs, and lower wholesale sales.

For the first six months of 2011, net income was $216 million, or basic and diluted earnings of $0.61 per share of common stock, on revenue of $7.6 billion.  This compares to first-half 2010 net income of $405 million, or basic earnings of $1.38 per share of common stock ($1.37 diluted), on revenue of $6.4 billion.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the second quarter of 2011 – is posted on the company’s Investor Information website – www.firstenergycorp.com/ir. To access the report, click on Second Quarter 2011 Consolidated Report to the Financial Community.

The company invites investors, customers and other interested parties to listen to a live Internet webcast of its teleconference for financial analysts at 1:00 p.m. Eastern Daylight Time today.  FirstEnergy management will present an overview of the company’s financial results for the quarter, followed by a question-and-answer session.  The teleconference can be accessed on the company’s website by selecting the Q2 2010 Earnings Conference Call link.  The webcast will be archived on the website.

Estimated 2011 Earnings Per Share, GAAP to Non-GAAP* Reconciliation

Basic Earnings Per Share (GAAP)	$2.86 - $3.06
Excluding Special Items:
Merger-Related Costs	0.37
Regulatory Charges	0.05
Trust Securities Impairment	0.02
Non-Core Asset Sales/Impairments	(0.38)
Mark-To-Market Adjustments	0.05
Debt Redemption Premiums	0.07
Litigation Resolution	0.06
Merger Accounting-Commodity Contracts	0.20
Basic Earnings Per Share (Non-GAAP*)	$3.30 - $3.50

FirstEnergy is a diversified energy company dedicated to safety, reliability and operational excellence.  Its ten electric distribution companies comprise the nation’s largest investor-owned electric system.  Its diverse generating fleet features non-emitting nuclear, scrubbed baseload coal, natural gas, and pumped-storage hydro and other renewables, and has a total generating capacity of approximately 23,000 megawatts.

(*)  This news release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).   These non-GAAP financial measures are intended to complement, and not considered as an alternative to, the most directly comparable GAAP financial measure.  Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual results may differ materially due to: the speed and nature of increased competition in the electric utility industry. the impact of the regulatory process on the pending matters in the various states in which we do business including, but not limited to, matters related to rates, the status of the PATH project in light of PJM's direction to suspend work on the project pending review of its planning process, its re-evaluation of the need for the project and the uncertainty of the timing and amounts of any related capital expenditures, business and regulatory impacts from ATSI’s realignment into PJM Interconnection, L.L.C, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices and availability, financial derivative reforms that could increase our liquidity needs and collateral costs, the continued ability of FirstEnergy’s regulated utilities to collect transition and other costs, operation and maintenance costs being higher than anticipated, other legislative and regulatory changes, and revised environmental requirements, including possible GHG emission, water intake and coal combustion residual regulations, the potential impacts of any laws, rules or regulations that ultimately replace CAIR including the Cross-State Air Pollution Rule (CSAPR) and the effects of the EPA’s recently released MACT proposal to establish certain mercury and other emission standards for electric generating units, the uncertainty of the timing and amounts of the capital expenditures that may arise in connection with any NSR litigation or potential regulatory initiatives or rulemakings (including that such expenditures could result in our decision to shut down or idle certain generating units), adverse regulatory or legal decisions and outcomes with respect to our nuclear operations (including, but not limited to, the revocation or non-renewal of necessary licenses, approvals or operating permits by the NRC, including as a result of the incident at Japan’s Fukushima Daiichi Nuclear Plant), adverse legal decisions and outcomes related to Met-Ed’s and Penelec’s ability to recover certain transmission costs through their transmission service charge riders, the continuing availability of generating units and changes in their ability to operate at or near full capacity, replacement power costs being higher than anticipated or inadequately hedged, the ability to comply with applicable state and federal reliability standards and energy efficiency mandates, changes in customers’ demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency mandates, the ability to accomplish or realize anticipated benefits from strategic goals, efforts, and our ability, to improve electric commodity margins and the impact of, among other factors, the increased cost of coal and coal transportation on such margins, the ability to experience growth in the distribution business, the changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause FirstEnergy to make additional contributions sooner, or in amounts that are larger than currently anticipated, the ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan, the cost of such capital and overall condition of the capital and credit markets affecting FirstEnergy and its subsidiaries, changes in general economic conditions affecting FirstEnergy and its subsidiaries, interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s and its subsidiaries’ access to financing or their costs and increase requirements to post additional collateral to support outstanding commodity positions, LOCs and other financial guarantees, the continuing uncertainty of the national and regional economy and its impact on the major industrial and commercial customers of FirstEnergy’s subsidiaries, issues concerning the soundness of financial institutions and counterparties with which FirstEnergy and its subsidiaries do business, issues arising from the recently completed merger of FirstEnergy and Allegheny Energy, Inc. and the ongoing coordination of their combined operations including FirstEnergy’s ability to maintain relationships with customers, employees or suppliers, as well as the ability to successfully integrate the businesses and realize cost savings and any other synergies and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect, the risks and other factors discussed from time to time in FirstEnergy’s and its applicable subsidiaries’ SEC filings, and other similar factors. Dividends declared from time to time on FirstEnergy's common stock during any annual period may in aggregate vary from the indicated amount due to circumstances considered by FirstEnergy's Board of Directors at the time of the actual declarations. A security rating is not a recommendation to buy, or hold securities and is subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

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